Exhibit 99.1

Equinix Media Contact:	Equinix Investor Relations Contact:
David Fonkalsrud	Jason Starr
K/F Communications, Inc.	Equinix, Inc.
(415) 255-6506	(650) 513-7402
dave@kfcomm.com	jstarr@equinix.com

FOR IMMEDIATE RELEASE

EQUINIX ANNOUNCES PRICING OF ITS CONCURRENT PUBLIC OFFERINGS

OF COMMON STOCK AND CONVERTIBLE SUBORDINATED NOTES

Foster City, CA — September 21, 2007 — Equinix, Inc. (Nasdaq: EQIX), the leading provider of network-neutral data centers and Internet exchange services, announced today that it has entered into an agreement to sell 3,662,556 shares of its common stock in an underwritten offering at a price to the public of $84.05 per share. Equinix has granted the underwriters an option to purchase up to an additional 549,383 shares of Equinix common stock on the same terms and conditions to cover over-allotments, if any.

Equinix also announced today, concurrent with its agreement to sell shares of common stock, that it has entered into an agreement to sell $350,000,000 aggregate principal amount of 3.00% convertible subordinated notes due 2014. Equinix has granted the underwriters an option to purchase up to an additional $45,986,000 aggregate principal amount of notes on the same terms and conditions to cover over-allotments, if any.

The notes are convertible by holders into shares of Equinix’s common stock at an initial base conversion rate of 7.4360 shares of common stock per $1,000 principal amount of notes (subject to adjustment in certain circumstances), which represents an initial base conversion price of approximately $134.48 per share. This represents a 60% premium to the last reported sale price of Equinix’s common stock on the NASDAQ Global Select Market on September 20, 2007. In addition, if at the time of conversion the applicable stock price of Equinix’s common stock exceeds the base conversion price, the conversion rate will be increased by up to an additional 4.4616 shares of common stock per $1,000 principal amount of notes, as determined pursuant to a specified formula.

The common stock offering and convertible subordinated note offering are being conducted as separate public offerings, however, the closing of each offering is conditioned on the concurrent closing of the other.

Equinix intends to use the net proceeds from the offerings to fund its acquisition of IXEurope plc, the closing of which was previously announced on September 14, 2007, and use any remaining net proceeds for capital expenditures, acquisitions or general corporate purposes.

Citi is acting as the sole book-running manager of the offerings. Credit Suisse, Jefferies & Company and UBS Investment Bank are acting as co-managers of the common stock offering and Credit Suisse, Jefferies & Company, UBS Investment Bank and Barclays Capital are acting as co-managers of the convertible subordinated note offering. Information about each of the offerings is available in the prospectus for each of the offerings filed with the Securities and Exchange Commission.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The offerings of securities may be made only by means of a prospectus. Copies of the prospectuses can be obtained from Citi, Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, New York, 11220, Tel: (718) 765-6732 or Fax: (718) 765-6734.

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This press release contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from expectations discussed in such forward-looking statements. Factors that might cause such differences include those described in the Company’s registration statements on Form S-3 filed with the Securities and Exchange Commission on September 14, 2007, as well as the Company’s periodic reports filed with the Commission. Equinix does not assume any obligation to update the forward-looking information contained in this press release.

Equinix and IBX are registered trademarks of Equinix, Inc. Internet Business Exchange is a trademark of Equinix, Inc.